Exhibit 3
                                                     November 18, 1996




Ladenburg Thalmann & Co. Inc.
Cruttenden Roth Incorporated
c/o Ladenburg Thalmann & Co. Inc.
As Representatives of the
Several Underwriters
590 Madison Avenue
New York, New York 10022

          Re:              Manchester Equipment Co., Inc.

Gentlemen:

     In order to induce you as the Representatives of the several Underwriters to enter into an underwriting agreement (the "Underwriting Agreement") with Manchester Equipment Co., Inc., a New York corporation (the "Company"), with respect to the proposed public offering of common stock (the "Common Stock"), $.01 par value, of the Company and the selling stock holders (the "Selling Stockholders"), the undersigned agrees that, for a period of 180 days following the effective date of the Company's Registration Statement on Form S-1 (No. 333-13345), the undersigned will not, directly or indirectly, offer, pledge, sell, contract to sell, transfer or otherwise dispose of (i) any shares of Common Stock of the Company or (ii) any other securities convertible into, or exchangeable or exercisable for, shares of Common Stock (together with the Common Stock, the "Securities"), without the prior written consent of Ladenburg Thalmann & Co. Inc. and Cruttenden Roth Incorporated; provided, however, that the undersigned may sell, contract to sell, transfer, donate or bequeath any of the Securities during this period if the transaction is exempt from registration under the Securities Act of 1933, as amended, and the transferee of the Securities agrees, prior to the transaction, to be bound by all of the provisions of this letter. The undersigned is aware that you are relying on this agreement in entering into the Underwriting Agreement. This agreement is subject to the execution and delivery of the Underwriting Agreement by the Company and you.

                                                  Very truly yours,

                                                 /s/ Barry R. Steinberg
                                                 ----------------------
                                                    Barry R. Steinberg